Exhibit 99.1

GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED MARCH 31, 2017

First Quarter Highlights

•	Purchased $3.1 million of re-performing mortgage loans (“RPL”) with an aggregate unpaid principal balance (“UPB”) of $3.4 million, and originated $2.5 million of small-balance commercial mortgage loans to end the quarter with $856.8 million of mortgage loans with an aggregate UPB of $1,043.3 million.

•	Portfolio interest income of $20.8 million; net interest income of $13.2 million.

•	Net income attributable to common stockholders of $8.4 million.

•	Earnings per share (“EPS”) of $0.46 per diluted share.

•	Taxable income of $0.38 per diluted share.

•	Book value per share of $15.28 at March 31, 2017.

•	$29.8 million of cash and cash equivalents at March 31, 2017.

New York, NY—May 2, 2017 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces results of operations for the quarter ended March 31, 2017. We focus primarily on acquiring, investing in and managing a portfolio of RPL mortgage loans secured by single-family residences and commercial properties, and, to a lesser extent, non-performing mortgage loans (“NPL”). In addition to our continued focus on residential RPLs, we intend to increase our acquisitions of small balance commercial loans secured by multi-family residential and commercial mixed use retail/residential properties.

Financial Results (Unaudited)

($ in thousands except per share amounts)

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Interest income	$20,807	$19,723	$18,707	$16,378	$15,814
Total revenue (1)	$13,667	$10,969	$11,619	$10,688	$11,411
Consolidated net income	$8,698	$6,163	$7,887	$6,861	$7,963
Net income per diluted share	$0.46	$0.33	$0.42	$0.42	$0.50
Average equity	$284,872	$280,213	$279,222	$248,195	$240,283
Average total assets	$952,112	$883,621	$814,426	$671,275	$626,008
Average daily cash balance (2)	$35,513	$32,759	$50,572	$39,043	$27,824
Average carrying value of RPLs	$806,982	$751,801	$653,699	$539,701	$496,925
Average carrying value of NPLs	$53,975	$59,365	$63,778	$68,205	$71,984
Average debt balance	$669,938	$615,103	$537,279	$433,595	$384,486

(1) Total revenue includes net interest income, income from investments in our manager and other income.

(2) Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.

Consolidated net income increased $2.5 million for the quarter ended March 31, 2017 compared to the quarter ended December 31, 2016, primarily due to increased net interest income on our mortgage loan portfolio and lower impairments on our real estate owned (“REO”) properties held for sale, offset by an increase in loan transaction expenses related to portfolio acquisitions that closed in April 2017 or that are expected to close in May 2017. The majority of our loan transaction expense of $0.5 million for the quarter pertains to loans that closed or are expected to close in the second quarter of 2017. Additionally, the fourth quarter of 2016 included a one-time $0.6 million charge on the early exinguishment of debt from calling our 2014-A and –B securitizations. We collected $36.2 million on our mortgage loan and REO portfolios through payments, payoffs and sales of REO during the quarter and ended the first quarter with $29.8 million in cash and cash equivalents.

We continue to see a steady transition of NPLs to REO from the NPLs we purchased in the second half of 2014 and the first half of 2015. The largest concentrations of REO held for sale remain in New Jersey, Maryland, Florida, and New York.

Our purchased RPL portfolio continues to experience significantly lower than expected re-default rates. As a result, the overall duration of the portfolio continues to extend, resulting in increased cash flow over the life of the loans and increased net asset value of the RPL portfolio as projected principal and interest payments increase, but lower yields and lower current period income as the cash flows occur over a longer time period.

We acquired $3.1 million of RPLs and originated $2.5 million of small balance commercial loans during the quarter to end the period with an $856.8 million investment in mortgage loans with aggregate UPB of $1,043.3 million. Our investment in mortgage loans decreased compared to the period ended December 31, 2016 as we collected $21.1 million in principal payments and transitioned loans with an outstanding principal balance of $11.8 million to REO property.

Portfolio Acquisitions
($ in thousands)
	March 31, 2017	December 31, 2016	September 30, 2016(1)	June 30, 2016	March 31, 2016
RPLs
Count	24	729	1,416	251	218
UPB	$3,445	$145,720	$259,446	$70,262	$49,685
Purchase price	$3,143	$127,200	$216,225	$52,128	$37,148
Purchase price % of UPB	91.2%	87.3%	83.3%	74.2%	74.8%

NPLs
Count	-	23	-	-	-
UPB	$-	$3,590	$-	$-	$-
Purchase price	$-	$2,022	$-	$-	$-
Purchase price % of UPB	-	56.3%	-	-	-

(1)	Includes 572 RPLs acquired for $78.2 million and aggregate UPB of $100.3 million sold to Ajax E Master Trust, an affiliate of the joint venture we established in March 2016.

2

Mortgage loans acquired during the first quarter and held as of quarter-end were on our consolidated balance sheet for a weighted average of 28 days of the quarter.

The following table provides an overview of our portfolio at March 31, 2017 ($ in thousands):

No. of loans	4,797	Weighted average LTV(4)	95.7%
Total UPB	$1,043,346	Weighted average remaining term (months)	293.9
Interest-bearing balance	$963,332	No. of first liens	4,773
Deferred balance(1)	$80,014	No. of second liens	24
Market value of collateral (2)	$1,273,084	No. of rental properties	5
Price/total UPB(3)	77.2%	Market value of rental properties	$1,713
Price/market value of collateral	64.2%	Capital invested in rental properties	$1,552
Re-performing loans	93.6%	Price/market value of rental properties	90.6%
Non-performing loans	6.4%	No. of other REO	165
Weighted average coupon	4.38%	Market value of other REO	$38,715

(1)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.

(2)	Market value of collateral as of most recent Broker Price Opinion; the dates of our Broker Price Opinions vary by loan status.

(3)	Our loan portfolio consists of fixed rate (60.2% of UPB), ARM (10.8% of UPB) and Hybrid ARM (29.0% of UPB) mortgage loans with original terms to maturity of not more than 40 years.

(4)	UPB as of March 31, 2017 divided by market value of collateral and weighted by the UPB of the loan.

Subsequent Events

Since March 31, 2017, we purchased 513 RPLs with aggregate UPB of $98.8 million in five transactions from five different sellers. The loans were acquired at 84.4% of UPB and the estimated market value of the underlying collateral is $148.6 million. The purchase price equaled 56.1% of the estimated market value of the underlying collateral. We also originated one SBC loan with UPB of $0.6 million at 97.2% of UPB. Our investment equaled 72.8% of the underlying collateral value of $0.8 million. The majority of the costs associated with these acquisitions were accrued as of March 31, 2017.

Additionally, we have agreed to acquire, subject to due diligence, 808 RPLs with aggregate UPB of $164.4 million in twelve transactions from eight different sellers. The purchase price equals 87.7% of UPB and 60.0% of the estimated market value of the underlying collateral of $240.2 million. Any loans we purchase must meet our acquisition criteria, therefore there is no assurance that we will enter into a definitive agreement relating to these loans or, if such an agreement is executed, that we will actually close the acquisitions or that the terms will not change.

On April 19, 2017, our Board of Directors declared a dividend of $0.28 per share, which will be payable on May 30, 2017, to stockholders of record as of May 16, 2017.

On April 25, 2017, the Company completed the public offer and sale of $87.5 million aggregate principal amount of its 7.25% Convertible Senior Notes due 2024. The notes bear interest at a rate of 7.25% per annum, payable quarterly. The notes will mature on April 30, 2024, unless earlier converted, redeemed or repurchased. The conversion rate will equal 1.6267 shares of common stock per $25.00 principal amount of notes (equivalent to a conversion price of approximately $15.37 per share of common stock), a 17.5% premium over the Company’s stock price on the issue date. The Company intends to use the net proceeds to acquire additional mortgage loans and mortgage-related assets consistent with its investment strategy and for general corporate purposes.

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On May 2, 2017, we issued 21,075 shares of our common stock to our manager, Thetis Asset Management, LLC, in payment of the stock-based component of the management fee due for the first quarter of 2017 in a private transaction. The management fee expense associated with these shares was recorded as an expense in the first quarter of 2017.

On May 2, 2017, we issued each of our independent directors 614 shares of our common stock in payment of half of their quarterly director fees for the first quarter of 2017.

Conference Call

Great Ajax will host a conference call at 5:00 p.m. EST, Tuesday, May 2, 2017 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties themselves. We also invest in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2016 filed with the SEC on March 2, 2017. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn

Chief Executive Officer

or

Mary Doyle

Chief Financial Officer

Mary.Doyle@aspencapital.com

503-444-4224

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GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except share and per share amounts)

	Three months ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$20,807	$19,723	$18,707	$16,378
Interest expense	(7,651)	(7,582)	(6,941)	(6,063)

Net interest income	13,156	12,140	11,766	10,315

Income from investment in Manager	49	60	68	46
Other income (expense)	462	(1,232)	(215)	327

Total income	13,667	10,969	11,619	10,688

EXPENSE:
Related party expense - loan servicing fees	1,904	1,850	1,556	1,453
Related party expense - management fee	1,072	1,057	1,049	937
Loan transaction expense	525	248	100	574
Professional fees	480	348	315	407
Real estate operating expense	324	110	157	113
Other expense	663	634	537	317

Total expense	4,968	4,247	3,714	3,801
Loss on debt extinguishment	-	565	-	-
Income before provision for income tax	8,699	6,158	7,905	6,887
Provision for income tax (benefit)	1	(6)	18	26
Consolidated net income	8,698	6,163	7,887	6,861
Less: consolidated net income attributable to non-controlling interests	289	205	264	256

Consolidated net income attributable to common stockholders	$8,409	$5,958	$7,623	$6,605
Basic earnings per common share	$0.46	$0.33	$0.42	$0.42
Diluted earnings per common share	$0.46	$0.33	$0.42	$0.42

Weighted average shares – basic	17,976,710	17,958,517	17,937,079	15,742,932

Weighted average shares - diluted	18,791,231	18,766,938	18,664,586	16,389,126

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GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except share and per share amounts)

	(Unaudited)
	March 31, 2017	December 31, 2016
ASSETS

Cash and cash equivalents	$29,840	$35,723
Cash held in trust	714	1,185
Mortgage loans(1)	856,756	870,587
Property held-for-sale, net(2)	27,339	23,882
Rental property, net	1,552	1,289
Investment in debt securities	6,255	6,323
Receivable from servicer	13,695	12,481
Investment in affiliate	4,324	4,253
Prepaid expenses and other assets	1,637	1,679
Total Assets	$942,112	$957,402

LIABILITIES AND EQUITY

Liabilities:
Secured borrowings, net(1)	$428,168	$442,670
Borrowings under repurchase agreement	222,797	227,440
Management fee payable	750	750
Accrued expenses and other liabilities	3,253	3,819
Total liabilities	654,968	674,679

Equity:
Preferred stock $.01 par value; 25,000,000 shares authorized, none issued or outstanding	-	-
Common stock $.01 par value; 125,000,000 shares authorized, 18,146,998 shares issued and outstanding, and 18,122,387 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	181	181
Additional paid-in capital	245,436	244,880
Retained earnings	31,104	27,231
Accumulated other comprehensive loss	(140)	-
Equity attributable to common stockholders	276,581	272,292
Non-controlling interests	10,563	10,431
Total equity	287,144	282,723
Total Liabilities and Equity	$942,112	$957,402

(1)	Mortgage loans includes $586,076 and $598,643 of loans transferred to securitization trusts at March 31, 2017 and December 31, 2016, respectively, that are variable interest entities (“VIEs”) that can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp).

(2)	Property held for sale, net, includes valuation allowances of $1,274 and $1,620 at March 31, 2017, and December 31, 2016, respectively.

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